EXHIBIT (j)(2)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 105 to the Registration Statement (1933 Act File No. 2-90946) of Eaton Vance Mutual Funds Trust on Form N-1A of our report dated February 18, 2005 for Eaton Vance Municipal Bond Fund (the "Fund") for the year ended December 31, 2004 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


April 27, 2005
Boston, Massachusetts